Brokerage Contract
                             Daymon Associates, Inc.

This agreement is made on (mo/day/yr) January/10/2005  between
(Company Name)                Source Direct Holdings Inc.
(Address)          4323 Commerce Cicle
(City)       Idaho Falls                          (State)     ID        83401
(Phone)        (208)529-4114                      (Fax)      (208) 529-3054


hereinafter referred to as the "Supplier" and Daymon Associates, Inc., a corporation organized and existing under the laws of the State of Delaware, having its Corporate Office in Stamford, Connecticut, hereinafter referred to as the "Broker."

Supplier, in consideration of agreements set forth to be performed by the Broker, agrees that the Broker will act as its exclusive sales agent and Broker in connection with all sales and/or contracts for merchandise designated to Costco Warehouses in the following regions:
                  Domestic                                    International
                  --------                                    -------------
                  Bay Area                                    Japan
                  Los Angeles Region                          Korea
                  Midwest Region                              Taiwan
                  Northeast Region                            United Kingdom
                  Northwest Region
                  San Diego Region
                  Southeast Region
                  Texas Region
                  Mexico Region
                  Eastern Canada Region
                  Western Canada Region

The accounts of Daymon Associates agreed upon shall be as follows:Costco world wide, HEB Stores, Super S Stores and open to other stores as we roll out the sales.

The merchandise covered by this agreement includes all products manufactured by the Supplier and also any additional items Supplier may stock for resale.

The following are the terms and conditions between the Supplier and the Broker:

1. Supplier's Duties and Commissions. Supplier agrees to pay Broker a commission on such products sold, shipped and invoiced to Costco within the above-defined territory.

         a) Commissions shall be based on the gross amount of sales generated. Gross sales shall be defined as the amount of the invoice, less any cash discounts.


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         b) Commissions shall be computed at the following rate or rates: 3% .


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         c)       Payment of all commissions earned shall be made on or before the 15th day of the month, following the month in which the invoices subject to commissions have been issued. All commissions shall be paid in U.S. dollars and sent to Daymon Associates, Inc., PO Box 2404, Grand Central Station, New York, NY 10163.

         d) Monthly payment of Broker's commissions shall be accompanied by an individual commission statement summary, prepared by Supplier, which includes purchase orders and dollar amounts on which the commissions have been computed.

         e) Supplier agrees to mail to Broker copies of any and all customer invoices or credit memos covering sales within the indicated territory. Said copies shall be mailed on the date of invoicing to Broker at the following address: Daymon Associates, Inc., 700 Fairfield Ave., Stamford, CT 06092.

2. Broker Duties. Broker agrees to act as follows:

         a) To devote its efforts to the sale of Supplier's products during the term of the agreement. Broker will provide weekly sales data, by location and analytical services of such data. Broker will devote adequate facilities and personnel to perform the services required in this agreement.

         b) To make all sales subject to Supplier's prices, terms and conditions in conformation with the amounts authorized by and to customers approved by Supplier.

3. Indemnity. Supplier agrees to protect, defend, indemnify and hold harmless Broker from and against any and all claims, actions, liabilities, losses, cost and expenses arising out of any actual or alleged injury, sickness, disease or death of any person, damage to any property or any other damage or loss, by whomever suffered, resulting or claimed to result, in whole or in part, from any actual or alleged defect in any merchandise sold by Supplier through Broker, or for which Broker has earned a commission. The term "defect in any merchandise" as used in this agreement shall include, but not be limited to, any actual or alleged failure of said merchandise to comply with specifications or with any express or implied warranty of Supplier, or arising out of any actual or alleged violation by such merchandise, its manufacturer, possession or sale, of any law, statute, ordinance or governmental administrative order, rule or regulation.

4. Insurance. Supplier shall carry and maintain during the entire term of Broker's representation of Supplier's merchandise, a broad form of comprehensive public liability insurance policy, and agrees to furnish Broker with a certificate of such insurance coverage showing the effective dates thereof.


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5.       Independent Contractor. It is understood by the parties that the
         Supplier shall not exercise any control over the activities or operation of Broker and that each party recognize that Broker is an independent contractor and free agent.

6. Term of Agreement and Termination. This agreement shall be for a term of one year from the date hereof and will renew automatically for successive terms of one year thereafter: provided however, that either party may terminate this agreement on written notice 90 days before the renewal date of this agreement. Termination of this agreement for any reason by either party shall not void the liability of Supplier to Broker for commissions with respect to orders and contracts accepted by Supplier prior to the effective date of such termination, regardless of when such shipments are made or invoices rendered.

7. Entire Agreement. This agreement contains the agreement of the parties, and contains all terms and conditions agreed to between the parties.

8. Successors, Alteration and Assignment. This agreement shall be binding upon any and all successors and assigns of Supplier and Broker, including but not limited to parties acquiring Supplier or Broker by stock acquisition merger, or acquisition of substantially all the assets of Supplier or Broker, or of the division of Supplier identified in the first paragraph of this agreement. However, the Broker's duties under this agreement may not be assigned without Supplier's written consent. The agreement may be altered only in writing signed by both parties.

In WITNESS THEREOF, the parties have executed this agreement the day and year first above written.


Supplier:         /s/ L. Gordon Sage
         By:      L. Gordon Sage
         Title:   V.P. Sales


Broker:  Daymon Associates, Inc.


         By: /s/
         Title:   VP